                                                                    EXHIBIT 99.1

[SCHAWK LOGO]





AT SCHAWK, INC.:                                 AT DRESNER CORPORATE SERVICES:
JAMES J. PATTERSON                               KRISTINE WALCZAK
SR. VP AND CFO                                   312-726-3600
847-827-9494                                     kwalczak@dresnerco.com
jpatterson@schawk.com

                  SCHAWK ANNOUNCES INCREASED SALES AND EARNINGS

    o  Q3 EPS Of 20 Cents In 2003 Versus 14 Cents In 2002
    o  Sales Increased 8.5 Percent Versus Prior Year Third Quarter
    o Q3 Operating Margin Increased To 14.0 Percent From 12.3 Percent Due To Increased Sales

DES PLAINES, IL, OCTOBER 22, 2003--SCHAWK, INC. (NYSE: SGK), one of North America's leading providers of digital imaging graphics services to the consumer products industry, reported third quarter earnings of $0.20 per fully diluted share compared to $0.14 per fully diluted share for the third quarter of 2002. For the nine months ended September 30, 2003, the Company reported earnings of $0.60 per fully diluted share compared to $0.45 per fully diluted share for the first nine months of 2002.

Net income was $4.3 million in the third quarter of 2003, compared with $3.1 million for the prior year third quarter. For the nine months ended September 30, 2003, net income was $13.1 million compared to $9.9 million for the prior year nine-month period.

THIRD QUARTER ENDED SEPTEMBER 30, 2003

Schawk reported net sales of $50.5 million for the third quarter of 2003 compared to $46.6 million in the same quarter of 2002, an 8.5 percent increase. Strong sales of graphics services to consumer products packaging clients, which increased 9.5 percent, were accompanied by slight growth in sales of graphics services to advertising agency clients compared to the same quarter of 2002. The increase in sales to consumer product packaging clients in the quarter was primarily the result of growth in sales of package design services and graphic services to existing accounts that increased the number of product line extensions, new designs and promotions to improve market share in 2003.

Gross margin for the third quarter increased to 41.3 percent in 2003 from 39.6 percent in 2002, primarily due to higher sales, and as a result of keeping production costs close to their prior year levels.

Operating income for the third quarter of 2003 was $7.1 million compared to $5.7 million in the third quarter of 2002, primarily due to strength in sales to consumer products packaging clients. Operating margin was 14.0 percent in the third quarter of 2003 compared to 12.3 percent in the



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same period of 2002, due to higher sales in the 2003 period. Operating income in the third quarter of 2002 was negatively impacted by $0.4 million in severance costs classified as other charges.

Other income (expense) for the third quarter of 2003 was $0.1 million of net other expense, a $0.6 million decrease from the third quarter of 2002. The change in results was due to the following items:

--------------------------------------------------------------------------------
Gain related to the distribution of proceeds from the sale of a
mutual insurance company in which Schawk was a policy holder        $0.3 million

--------------------------------------------------------------------------------
Lower interest expense due to lower outstanding debt and lower
interest rates                                                      $0.3 million
--------------------------------------------------------------------------------
Net decrease in other expenses                                      $0.6 million
--------------------------------------------------------------------------------

Income tax expense for the third quarter of 2003 and 2002 was at an effective tax rate of approximately 38 percent.

NINE MONTHS ENDED SEPTEMBER 30, 2003

For the nine-month period ended September 30, 2003, net sales were $150.8 million compared to $137.2 million for the same period of the prior year, a 10.0 percent increase. This increase is primarily the result of the strengthening market for graphics services for consumer products packaging clients in 2003, which led to increased sales of 11.6 percent during the period, as compared to sales of graphics services to advertising agency clients, which were approximately equal to the prior year period. As noted above, the increase in sales to consumer product packaging clients in the first nine months of 2003 was primarily the result of growth in sales of package design services and graphic services to existing accounts that increased the number of product line extensions, new designs and promotions to increase market share in 2003.

Gross margin for the nine-month period of 2003 was 41.6 percent compared to 40.5 percent in the comparable prior year period. Gross margin increased in the 2003 period primarily as a result of higher sales and a $0.5 million gain on the sale of a building in the first quarter of 2003.

Operating income increased to $21.6 million for the nine months ended September 30, 2003, compared to $15.4 million in the same period last year, and operating margin for the 2003 nine-month period was 14.3 percent compared to 11.2 percent for the prior year period, primary due to increased sales in 2003. In addition, results for the nine-month period of 2003 included the aforementioned gain on the sale of a building of $0.5 million. Conversely, operating income from 2002 was negatively impacted by $2.5 million in impairment and other charges.

Other income (expense) in the nine-month period ended September 30, 2003, resulted in net other expense of $0.4 million, a $1.6 million decrease, compared to $2.0 million in the comparable prior year period. The decrease in other expense was primarily a result of the following items:


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
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Proceeds from life insurance policy                                $0.4 million
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Litigation settlement in Schawk's favor                            $0.4 million
--------------------------------------------------------------------------------
Lower interest income - prior year period included interest
income from tax refunds                                           ($0.2 million)
--------------------------------------------------------------------------------
Gain related to the distribution of proceeds from the sale of
a mutual insurance company in which Schawk was a policy holder     $0.3 million
--------------------------------------------------------------------------------
Lower interest expense due to lower outstanding debt and lower
interest rates                                                     $0.7 million
--------------------------------------------------------------------------------
Net decrease in other expense                                      $1.6 million
--------------------------------------------------------------------------------


Income tax expense for the nine months ended September 30, 2003 was at an effective rate of 38.3 percent compared to an unusually low rate of 26.9 percent in the prior year period. The lower rate in the 2002 period was as a result of state tax refunds and the settlement of an outstanding tax obligation in the second quarter of that year. It is currently anticipated that the effective tax rate will be in the range of 38 percent to 39 percent for the full year of 2003.

OTHER INFORMATION

Depreciation and amortization expense was $2.7 million for both the third quarter of 2003 and the third quarter of 2002. For the 2003 nine-month period, depreciation and amortization was $8.6 million compared to $9.0 million in the prior year nine-month period.

Capital expenditures in the third quarter of 2003 were $1.2 million compared to $2.2 million in the third quarter of 2002. For the nine-month period of 2003, capital expenditures were $5.3 million compared to $5.7 million in the prior year period.

Also, since the Company's long-term credit facility matures in May 2004, Schawk's outstanding borrowings of $16 million drawn under this facility are listed under current liabilities as "short-term debt expected to be refinanced" on the balance sheet. The Company intends to refinance the outstanding borrowings on its credit facility, and its bank has indicated its interest in extending long-term credit prior to or concurrent with the maturity date of the credit facility.

MANAGEMENT COMMENTS

David A. Schawk, President and Chief Executive Officer commented, "Business levels remained strong in the third quarter in the graphic services for consumer products packaging market. Our strong third quarter performance in 2003 marks the eighth consecutive quarterly year-over-year increase in net income and earnings per share for Schawk, Inc. Our 14.0 percent operating margin was in line with our expectations for the third quarter, and represents an increase over the second quarter of this year when our operating margin was 13.6 percent. We will strive to continue to achieve mid-teen operating margins for the fourth quarter of 2003 and throughout 2004. We also further reduced total borrowings to the lowest level in ten years at $30.3 million, and have a very conservative 23 percent total debt-to-total capital ratio.

"We have already been awarded a number of new business opportunities in 2003 that we expect will help us to achieve our sales growth targets for 2004. Our success in this area is evidence that the sales strategy we implemented in the beginning of this year is beginning to produce the results that we anticipated. Consistent with our growth strategy, we are also actively considering

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a number of acquisition opportunities that have the potential to help us achieve
20 percent sales growth in 2004."

Mr. Schawk concluded, "As an independent graphic services provider with international operations and complete services offering from concept to print management, Schawk is well positioned to deliver value to its clients. Recent assignments included multiple high value services such as workflow management, prepress, digital asset management, and design and art production. These marketing services are being purchased by clients seeking to leverage our ability to bring enhanced value across their supply chain. By offering integrated services to it consumer package goods and retail clients, Schawk is able to reduce the amount of time it takes to bring a new product to market, as well as achieve significant cost savings for its clients."

Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution color graphic services, brand consulting and design, and an array of digitally based workflow solutions all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, and consumer products packaging, point of sale, and advertising markets.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors such as, among other things, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our ability to identify and exploit industry trends and to exploit technological advances in the imaging industry, our ability to continue to implement restructuring plans, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

Schawk invites you to join its Third Quarter 2003 Earnings Conference Call, on Wednesday, October 22 at 9:30 a.m. central time. Hosting the call will be A. Alex Sarkisian, Executive Vice President and Corporate Secretary, and James J. Patterson, Sr. Vice President and CFO. To join the call, please dial 800-366-7417 or 303-262-2050 at least five minutes prior to start time and ask for the Schawk, Inc. conference call. If you are unable to participate in the call, a replay will be available through October 29 at 11:59 p.m. eastern time, by dialing 800-405-2236 or 303-590-3000, entering pass code 555593, and following the prompts.

To access the call on the Internet, go to: http://www.actioncast.acttel.com. The event ID number is 17932. The replay on the Internet will be available for 30 days. For more information about Schawk, visit our website at http://www.schawk.com.



                           Financial Tables to Follow


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                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 THREE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                    2003         2002
                                                 -----------------------
Net sales                                         $ 50,500      $ 46,556
Cost of sales                                       29,633        28,126
Selling, general, and administrative expenses       13,812        12,263
Restructuring and other charges                         --           421
                                                  --------      --------

Operating income                                     7,055         5,746

Other income (expense)
   Interest income                                      --             1
   Interest expense                                   (415)         (707)
   Other income                                        297            --
                                                  --------      --------
                                                      (118)         (706)
                                                  --------      --------

Income before income taxes                           6,937         5,040

Income tax provision                                 2,628         1,915
                                                  --------      --------

Net income                                        $  4,309      $  3,125
                                                  ========      ========

Earnings per share:
   Basic                                          $   0.20      $   0.15
   Diluted                                        $   0.20      $   0.14

Weighted average number of common and common
   equivalent shares outstanding                    21,952        21,721
Dividends per common share                        $ 0.0325      $ 0.0325



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                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                        2003          2002
                                                     ------------------------

Net sales                                            $ 150,840      $ 137,185
Cost of sales                                           88,028         81,560
Selling, general, and administrative expenses           41,238         37,688
Restructuring and other charges                             --          2,542
                                                     ---------      ---------

Operating income                                        21,574         15,395

Other income (expense)
   Interest income                                          51            229
   Interest expense                                     (1,471)        (2,175)
   Other income                                          1,046             --
                                                     ---------      ---------
                                                          (374)        (1,946)
                                                     ---------      ---------

Income before income taxes and minority interest        21,200         13,449

Income tax provision                                     8,112          3,619
                                                     ---------      ---------
Income before minority interest                         13,088          9,830
Minority interest in net loss of subsidiary                 --             21
                                                     ---------      ---------

Net income                                           $  13,088      $   9,851
                                                     =========      =========


Earnings per share:
   Basic                                             $    0.61      $    0.46
   Diluted                                           $    0.60      $    0.45

Weighted average number of common and common
   equivalent shares outstanding                        21,718         21,696
Dividends per common share                           $  0.0975      $  0.0975




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                                  SCHAWK, INC.
                   CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)


                                                                          SEPTEMBER 30   DEC. 31,
                                                                             2003         2002
                                                                          (UNAUDITED)
                                                                          -------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                              $   2,985      $   2,051
   Trade accounts receivable, less allowance for doubtful accounts of
     $1,605 in 2003 and $1,269 in 2002                                       38,401         37,946
   Inventories                                                                9,019          8,540
   Prepaid expenses and other                                                 3,378          3,539
   Refundable income taxes                                                      487            889
   Deferred income taxes                                                      1,722          1,713
                                                                          ---------      ---------
Total current assets                                                         55,992         54,678

Property and equipment, net                                                  37,490         41,113
Goodwill                                                                     61,268         60,476
Other assets                                                                  4,011          4,203
                                                                          ---------      ---------
Total assets                                                              $ 158,761      $ 160,470
                                                                          =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                                                 $   4,505      $   4,696
   Accrued expenses                                                          15,644         13,787
   Income taxes payable                                                         574             --
   Notes payable to banks                                                     2,220          3,281
   Current portion of long-term debt and capital lease obligations            6,063          6,260
   Short-term debt expected to be refinanced                                 16,000             --
                                                                          ---------      ---------
Total current liabilities                                                    45,006         28,024

Long-term debt                                                                6,000         37,186
Capital lease obligations                                                        40             46
Other                                                                           980          1,029
Deferred income taxes                                                         4,692          4,418

STOCKHOLDERS' EQUITY:
   Common stock                                                                 187            186
   Additional paid-in capital                                                87,431         85,922
   Retained earnings                                                         38,261         27,253
   Accumulated comprehensive loss, net                                          460         (1,558)
                                                                          ---------      ---------
                                                                            126,339        111,803
   Treasury stock, at cost                                                  (24,296)       (22,036)
                                                                          ---------      ---------
Total stockholders' equity                                                  102,043         89,767
                                                                          ---------      ---------
Total liabilities and stockholders' equity                                $ 158,761      $ 160,470
                                                                          =========      =========